Exhibit 99.1

Strong Loan Growth Boosts 1st Quarter Earnings at Annapolis Bancorp

    ANNAPOLIS, Md.--(BUSINESS WIRE)--May 4, 2004--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $413,000 ($0.14 per basic and $0.13 per diluted share) for the 1st quarter of 2004, a 27.5% increase over 1st quarter 2003 net income of $324,000 ($0.11 per basic and diluted share).
    The Company also reported strong balance sheet growth for the quarter, as total assets reached $247.6 million at March 31, 2004 compared to $231.3 million at December 31, 2003, an increase of $16.3 million or 7.0%.
    The bank's loan portfolio grew by 10.0% in the 1st quarter, adding $16.9 million to total loans outstanding. Demand rebounded for real estate and construction loans as growth in those categories accounted for almost $16.0 million of the increase in loan volume.
    To fund the loan growth, the bank took advantage of low interest rates offered by the Federal Home Loan Bank and borrowed $5.0 million under its convertible advance program. Total deposits rose by $9.8 million or 5.1% in the 1st quarter, with the largest increase coming in noninterest-bearing demand deposits which were up $4.0 million or 12.0%. NOW account balances swelled by $2.8 million or 9.1%, and money market accounts grew by $1.5 million or 4.8%.
    "We believe that the asset, loan and deposit growth we are reporting reflects our success in providing the quality of service and access to decision makers that many of our customers are unable to find at competing financial institutions based outside of this community," said Chairman and CEO Richard M. Lerner. "That success enables us to develop complete banking relationships and grow both sides of our balance sheet."
    In the first three months of 2004, average interest-earning assets grew to $218.6 million compared to $187.2 million in the 1st quarter of last year. As a result, total interest income improved by $246,000 or 8.9%, despite a decline in the yield on earning assets to 5.55% from 6.00% in the 1st quarter of 2003.
    Average interest-bearing liabilities increased to $183.7 million in the 1st quarter of 2004 from $160.2 million in the same period last year. Total interest expense fell by $21,000 or 2.6%, however, as the cost of interest-bearing liabilities for the quarter dropped to 1.75% from 2.07% in the quarter ended March 31, 2003.
    First quarter net interest income rose by $267,000 or 13.7% despite a lower net interest margin (4.08% vs. 4.22% in the 1st quarter of 2003). "With the ability to deploy our excess liquidity into loans rather than lower yielding overnight investments and securities, our net interest margin actually began to recover in early 2004 from lows reached in the latter part of last year," Lerner noted.
    To reflect the robust growth in its loan portfolio, the bank recorded a $75,000 provision for credit losses in the 1st quarter, bringing the allowance for credit losses to $1,706,000 or 0.92% of total gross loans compared to 0.97% of total gross loans at March 31, 2003. Nonperforming assets of $44,000 accounted for 0.02% of total gross loans at quarter-end, and the allowance for credit losses provided 39:1 coverage of nonperforming assets.
    Noninterest income increased by $44,000 or 9.8% compared to the 1st quarter of 2003, despite a slowdown in the mortgage refinance business that sustained high levels of noninterest income for much of the past year. Service charge income on demand deposit accounts improved by $68,000 or 59.6% due to increases in transaction volume and VISA debit card activity.
    Noninterest expense rose by $134,000 or 7.2% compared to the first three months of 2003 due to increases in two of its major components--compensation and data processing. Rising benefit costs and higher payroll taxes accounted for a $78,000 jump in compensation expense, and data processing costs went up by $20,000 as a result of contractual changes, product enhancements and greater volume.
    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.
    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                      Consolidated Balance Sheets
              as of March 31, 2004 and December 31, 2003
                                ($000)

                                     (Unaudited)      (Audited)
                                      March 31,      December 31,
                                         2004            2003
                                     ------------    ------------
Assets
 Cash and due                             $7,553          $6,033
 Federal funds sold                        4,605           8,014
 Investments                              39,183          37,969
 Loans, net of allowance                 183,919         167,123
 Acc int rec                                 930             869
 Def inc taxes                               386             477
 Premises and equip                        7,020           6,936
 Investment in BOLI                        3,414           3,356
 Other assets                                576             561
                                     ------------    ------------
  Total Assets                          $247,586        $231,338
                                     ============    ============

Liabilities and
Stockholders' Equity
 Deposits
 Noninterest bearing                     $37,436         $33,385
 Interest bearing                        162,920         157,192
                                     ------------    ------------
  Total deposits                         200,356         190,577
 Sec under agree
  to repurchase                            9,112           8,745
 Other borrowed funds                     15,000          10,000
 Junior subordinated debentures            5,000           5,000
 Acc int & acc exp                           984             568
                                     ------------    ------------
  Total Liabilities                      230,452         214,890

Stockholders' Equity
 Common stock                                 30              30
 Paid in capital                          12,924          12,898
 Retained Earnings                         4,117           3,704
 Comprehensive income                         63            (184)
                                     ------------    ------------
  Total Equity                            17,134          16,448
                                     ------------    ------------
  Total Liabilities and Equity          $247,586        $231,338
                                     ============    ============



               Annapolis Bancorp, Inc. and Subsidiaries
                   Consolidated Statements of Income
       for the Three Month Periods Ended March 31, 2004 and 2003
                              (Unaudited)
                 (In thousands, except per share data)

                                         For the three months
                                             ended March 31,
                                       --------------------------
                                          2004            2003
                                       ----------      ----------

Interest Income
 Loans                                    $2,658          $2,520
 Investments                                 341             194
 Federal funds sold                           16              55
                                       ----------      ----------
  Total int inc                            3,015           2,769

Interest expense
 Deposits                                    593             655
 Sec sold under
  agree to repurch                            33              49
 Borrowed funds                              118             112
 Junior debentures                            54               3
                                       ----------      ----------
  Total int exp                              798             819
   Net int inc                             2,217           1,950

 Provision                                    75              25
                                       ----------      ----------

 Net int inc after prov                    2,142           1,925

NonInterest Income
 Service charges                             305             229
 Mortgage banking                             51             106
 Other fee income                            137             114
                                       ----------      ----------
  Total nonint inc                           493             449

NonInterest Expense
 Personnel                                 1,142           1,064
 Occ and equip                               237             245
 Data processing exp                         223             203
 Other operating exp                         402             358
                                       ----------      ----------
  Total Nonint Exp                         2,004           1,870

Income before taxes                          631             504
Income tax expense                           218             180
                                       --------------------------
Net income                                  $413            $324
                                       ==========================


Basic EPS                                  $0.14           $0.11
                                       ==========      ==========
Diluted EPS                                $0.13           $0.11
                                       ==========      ==========
Book value per share                       $5.66           $5.11
                                       ==========      ==========
Avg fully diluted shares               3,084,839       3,040,855
                                       ==========      ==========

Return on Avg Assets                        0.71%           0.65%
Return on Avg Equity                        9.95%           8.59%
Net interest margin                         4.08%           4.22%

Allow for credit losses to loans            0.92%           0.97%
Nonperforming to gross loans                0.02%           0.02%
Net charge-offs to avg loans                0.00%           0.00%

    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455